Exhibit 10.4

LICENSING AGREEMENT

This Sponsored Licensing Agreement (“Agreement”) is entered into by True Nature Holding Inc., doing business (“TNTY”) and (the “Healthcare Industry Provider, or “User”), effective on the date it is last signed by the Parties (the “Effective Date”).

ARTICLE I. RECITALS

A.     TNTY has developed and owns the rights to proprietary software used for certain “telemedicine” applications including for recording client health records, which may include prescriptions and other healthcare activities, which is called the TNTY “Simple HIPAA” System (“TNTY System” or “Software”).

B.     The Software is capable of being integrated with the User information technology systems often found in medical and veterinary professional officer sand the system is designed to interface certain existing and new data with those existing systems.

C.     The User wishes to license the Software for use in its business, and in a manner that allows it to use the system with its clients as well. In this relationship the User shall be deemed to be a “Sponsor” of the system such that is may include certain interfaces unique to the User, communications, advertising and self-promotion to the User's employees and clients, use the TNTY name, and be trained on and use the Software.

D.      TNTY desires to allow the foregoing.

E.     The Parties agree that the terms and conditions of this Agreement are fair and beneficial to their relationship.

ARTICLE II. CONSIDERATION

Consideration for this Agreement comprises the recitals above, which are true and fully a part of this Agreement, the mutual promises and covenants below, and additional, valuable consideration, the receipt of which is hereby acknowledged.

ARTICLE III. TNTY SYSTEM

A.     INTERFACE. TNTY will install the Software and integrate it with the User’s current information technology to the extent allowable and practical within the User's license for that information technology The User will cooperate in every way, and take any step necessary, to achieve a successful interface between their existing system and TNTY System, including when

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necessary communicating the technical needs for the interface with the providers of the current information technology.

B.     USE. For the duration for this Agreement, the User will use TNTY System, and continue to keep TNTY System installed, functioning, and properly interfacing.

C.     TECHNICAL SUPPORT. TNTY will provide reasonable technical support for your TNTY System on an ongoing basis by phone or by authorized remote access. TNTY will further provide software updates as available as a part of a Software Maintenance Agreement

D.     TRAINING. TNTY will train selected User employees in the use of TNTY System. All employees will be trained together. Training will comprise two hours of training on the Software and one hour on the client and veterinarian portal, to take place in one day. Additional training may be provided at additional cost.

ARTICLE IV.     LIMITED LICENSES

A.     TERM. This agreement shall have a 12-month term, unless otherwise extended by mutual consent in writing.

B.     LIMITED LICENSE TO TNTY SYSTEM. During the term of this Agreement, TNTY grants to the User the non-exclusive and non-transferable license to use one copy of the Software for use solely in its business operations, and to the extent applicable, that of its clients. That use is limited to furthering the terms of this Agreement. The User may not copy the Software, modify it, incorporate it in other technology (except to interface with its existing information system under this Agreement), repurpose it, or sublicense, share, resell, or otherwise convey it to any third party without TNTY’s prior, written consent. The Software and the code underlying it remain the property and intellectual property of TNTY at all times, regardless of registration with any government agency.

C.     USE. The User will only use the above licenses granted under this Article in relation to the healthcare services it provides. Furthermore, it will refrain from making any use thereof in any way that might diminish, tarnish, disparage, or otherwise damage goodwill in the Service Mark. Additionally, the User must include the words “A TNTY Sponsor” or “A TNTY User” on every product container (pill boxes, bottles, etc.) it delivers to its clients, and on all their promotional material.

D.     SOURCE CODE. TNTY will place a copy of the source code and documentation in escrow not less than monthly and provide full access in the case of a business failure by TNTY. TNTY will own the code, but User will have a license unique for their “Sponsored” version.

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ARTICLE V.     COMPENSATION

A.     INITIAL LICENSE, SETUP AND INTEGRATION FEE. The User shall pay to TNTY an initial license fee of Twelve Thousand Five Hundred Dollars ($12,500.00) as consideration for the development of the Sponsor's version of the Software, to include installation and setup, as well as all use during the initial 12-month term. Payment terms for "Simple HIPAA for Vets and Pets", Sponsored version:

1.	$1,000 on signing, not later than June 30, 2018 (just send me copy of check, and stick it in the mail);
2.	$2,500 on first delivery of product version to Client;
3.	$2,500 on first installation to at least ten (10) vet clients;
4.	$6,000 divided into remaining months on 12-month contract, due on 10th of each month

Sponsor licensee keeps all advertising fees from vendors or other 3rd parties, up to $12,500 per year; All advertising fees over $12,500 are split 50/50 between licensee and TNTY will provide candidates for advertising subject to approval by licensee.

B.     MAINTENANCE PAYMENTS. The User will pay TNTY an annual maintenance fee equal to Fifteen Percent (15%) of the initial license fee. In this case the total annual maintenance shall be $1,875, payable monthly at a rate of $156.00 per month.

C.     MODE OF PAYMENT. The User will be invoiced by TNTY. Terms - payable on receipt of invoice.

ARTICLE VI.     EVENTS OF DEFAULT

The User will be deemed in default under this Agreement if any of the events below occurs.

A.     The User is dissolved.

B.     The User files for bankruptcy, seeks a substantially similar protection from creditors under state law, or is forced into the foregoing by its creditors.

C.     A pharmacist in the User is subject to disciplinary proceedings, and TNTY notifies the User that it deems the proceedings serious enough to constitute an event of default.

D.     The User is subject to a claim, demand, pursuit, lawsuit, administrative complaint, or other similar action for professional negligence, and TNTY notifies the User that it deems that action credible enough to constitute an event ofdefault.

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E.     The User’s approved credit card is declined for any reason and User does not remedy the situation within 3 business days.

ARTICLE VII.     TERMINATION

A.     ONE-YEAR TERMS. This Agreement for this license is valid for one year following the Effective Date. It may be renewed only by mutual agreement in writing. The monthly fee charged is subject to change at the time of any renewal. Except as provided in Section B of this Article, the parties may not cancel this Agreement except at the time of renewal or by mutual, written agreement.

B.     TERMINATION FOR DEFAULT. Notwithstanding Section A of this Article, this Agreement will terminate immediately upon an event of default, unless termination is expressly waived by TNTY in writing.

C.     EFFECT OF TERMINATION

1.	Termination of Services. Upon this Agreement’s termination, TNTY will immediately turn off the User’s TNTY System account and terminate web and interface services.

2.

End of Limited Licenses. The limited licenses granted the User to use TNTY System and the name TNTY will terminate immediately upon termination of this Agreement. In conjunction with any termination the User agrees to return to TNTY any and all of TNTY documentation or other materials or equipment provided by TNTY in conjunction with this License

ARTICLE VIII.     CONFIDENTIALITY

A.     CONFIDENTIAL MATERIAL. In the course of this Agreement, either Party may become aware of information in the possession of the other Party, which information is not known or readily ascertainable by the general public, and which the latter Party has taken care to keep secret (“Confidential Information”). Confidential Information may include, without limitation and as a matter of example only, training manuals or software use and code.

B.     EXCLUSION. Confidential Information does not include information already known by the Party receiving it prior to the Effective Date or information obtained from a source other than the Parties.

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The Party receiving Confidential Information may not disclose its nature, content or existence except:

1.	To its own officers and employees but only to the extent necessary to implement this Agreement;

2.	To its attorneys, accountants, or other advisors if in their estimation they need to know the Confidential Information to effectively provide their services;

3.	In response to a court order, but only after giving the Party who provided the Confidential Information the opportunity to oppose such court order;or

4.	With the express permission of the Party who provided the Confidential Information

C.     LIMITS ON USE. The Party receiving the Confidential Information may not use it for any purpose other than to implement this Agreement or as authorized by the Party that provided it.

D.     RETENTION. The Party receiving Confidential Information must take reasonable precautions to maintain its confidentiality.

ARTICLE IX.     MISCELLANEOUS TERMS

A.     Choice of Law and Venue. This Agreement is governed by Florida law. Any litigation arising out of or related to this Agreement will be heard by such Florida or Federal Court in and for Duval County as has subject-matter jurisdiction, and the Parties hereby subject themselves to that Court’s jurisdiction.

B.     Parties and Entire Agreement. This Agreement binds the Parties thereto, their officers, directors, affiliates, successors and assigns. This agreement is the “entire agreement” and supersedes any other agreements, whether written or verbal, between the parties.

C.     No Third-Party Rights. Nothing in this Agreement creates any right in favor of any person or entity other than the Parties and this agreement may not be assigned to any other parties without the written consent of TNTY.

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D.     Nature of Relationship. Nothing in this Agreement may be construed to create a partnership, joint venture, or any relationship other than that clearly apparent from the plain terms of this Agreement.

E.     No waiver. The failure of either Party to insist on the performance of any of the terms of this Agreement, or the waiver of any breach of any of the terms of this Agreement, will not be construed as waiving any other term or right at any other time.

F.     Severability. If any Court should hold or find any of the terms of this Agreement void or voidable, such a finding may in no way affect the enforcement or validity of the remainder of this Agreement or the particular paragraph in which the provision is located.

G.     Interpretation. The Parties acknowledge that they have read this Agreement, that they understand its terms, and that they agree to be bound by it. Each has had the opportunity to consult with an attorney. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly, and no presumption or burden of proof may arise favoring or disfavoring either Party by virtue of authorship.

H.     Integration. The Parties represent and warrant that they are not relying on any promises or representations that do not appear written in this Agreement. In particular, the Shared Services Program Overview that may have been presented to the User was presented as a visual aid only. The terms of this Agreement alone govern.

I.     Numbers and Genders. Where the context so indicates or requires, the singular includes the plural, the plural the singular, and the use of any gender is applicable to all genders.

J.     Captions. The captions in this Agreement are for convenience only, are not a part of this Agreement, and do not limit or amplify the terms and provisions of this Agreement.

K.    Survivability. Where necessary to enforce the Parties’ intent under this Agreement, its provisions are meant to survive its termination.

L.     Writings. Any action required by this Agreement to be taken in writing may be done by electronic mail.

M.     Amendment. This Agreement may not be amended except by written agreement signed by both Parties.

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N.     Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together constitute one and the same instrument. Signatures transmitted by facsimile or digital scan will be deemed original signatures.

O.     Authority. The persons executing this Agreement are duly authorized by the respective Parties to do so.

SIGNATURES

Name	Date
for Pharmacy Name

Jay Morton, President and Interim CEO	Date
for True Nature Holding Inc. (TNTY)

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